EXHIBIT 12.1

	Nine Months Ended September 30, 2003	Year Ended December 31,
		2003	2002	2001	2000	1999	1998
Dollars in thousands

Income from continuing operations	$14,051	$18,342	$15,979	$28,491	$29,545	$33,323	$26,489
Minority interest in operating partnership income	1,117	1,360	388	2,417	2,587	2,485	2,072
Equity in loss of real estate joint ventures	316	949	532	296	157	31	—
Fixed charges:
Interest expense	34,096	46,032	49,448	52,598	50,736	48,302	45,704
Estimate of interest within rental expense	—	—	—	158	407	77	41
Deferred financing costs	1,592	2,062	2,712	2,352	2,758	2,854	2,348
Interest capitalized	—	—	—	1,382	3,730	3,967	4,265
Distributed income of equity investees	368	445	275	289	267	—	—

	51,540	69,190	69,334	87,983	90,187	91,039	80,919
Interest capitalized	—	—	—	(1,382)	(3,730)	(3,967)	(4,265)
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—	—

Earnings	$51,540	$69,190	$69,334	$86,601	$86,457	$87,072	$76,654

Fixed charges:
Interest expense	$34,096	$46,032	$49,448	$52,598	$50,736	$48,302	$45,704
Estimate of interest within rental expense	—	—	—	158	122	77	41
Deferred financing costs	1,592	2,062	2,712	2,352	2,758	2,854	2,348
Interest capitalized	—	—	—	1,382	3,730	3,967	4,265

Fixed charges	$35,688	$48,094	$52,160	$56,490	$57,346	$55,200	$52,358

Ratio of earnings to fixed charges	1.4x	1.4x	1.3x	1.5x	1.5x	1.6x	1.5x

Fixed charges:
Interest expense	$34,096	$46,032	$49,448	$52,598	$50,736	$48,302	$45,704
Estimate of interest within rental expense	—	—	—	158	122	77	41
Deferred financing costs	1,592	2,062	2,712	2,352	2,758	2,854	2,348
Interest capitalized	—	—	—	1,382	3,730	3,967	4,265
Preferred stock dividends	11,395	15,419	16,029	16,113	16,114	16,114	11,430

Combined fixed charges and preferred stock dividends	$47,083	$63,513	$68,189	$72,603	$73,460	$71,314	$63,788

Ratio of earnings to combined fixed charges and preferred stock dividends	1.1x	1.1x	1.0x	1.2x	1.2x	1.2x	1.2x

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” issued by the Financial Accounting Standards Board, the consolidated statements of operations have been revised from those originally reported for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 to reflect separately the results of discontinued operations for properties sold during the year ended December 31, 2003. The consolidated financial statements also reflect the Company’s adoption of Financial Accounting Standard Statement No. 145, Rescission of FASB statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.